Exhibit 99.1

The Hanover Announces Second Quarter Catastrophe Losses

WORCESTER, Mass., July 14, 2020 – The Hanover Insurance Group, Inc. (NYSE: THG) today announced it expects its second quarter catastrophe losses to be approximately $148 million, before taxes, or $117 million after taxes, driven primarily by hail and wind storms in the Midwest in April and, to a lesser extent, property losses from civil unrest across the United States. The estimate also includes approximately $7 million of favorable prior-year development on several events from recent accident years. The estimate does not include COVID-19-related exposures or favorable overall loss frequency, which will continue to be reported in the ex-cat current accident year loss and loss adjustment expense line. The company’s updated view of COVID-19-related losses, which has been expanded to include workers’ compensation, is not expected to be material to its second quarter results. The company also expects to report lower than expected current accident year losses, excluding catastrophes, due to lower frequency, while still reflecting prudent reserves. This favorability will offset to a large degree the higher than expected catastrophe losses in the quarter.

The Hanover expects to issue its second quarter financial results after the market closes on Tuesday, July 28.

Forward-Looking Statements

The Hanover Insurance Group, Inc.’s (“the company”) estimates of catastrophe losses, current accident year losses excluding catastrophes, favorable overall loss frequency, reserve position and COVID-19-related losses and exposures are based on estimates and projections that are subject to revision and uncertainty. Such estimates are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. The company cautions investors that such forward-looking statements are estimates and/or projections which involve significant judgment and uncertainty, and actual results could differ materially. Investors should consider the risks and uncertainties in the company’s business that may affect such estimates, including (i) the inherent difficulties in arriving at such estimates; (ii) variation in the company’s current estimates that may change as the company finalizes its financial results; (iii) the impact of the COVID-19 outbreak and subsequent global pandemic and related economic conditions on the company’s financial and operating results; (iv) legislative and regulatory actions, as well as litigation and the possibility of adverse judicial decisions; and (v) other risks and uncertainties that are discussed in readily available documents, including the company’s latest annual report on Form 10-K, quarterly reports on Form 10-Q, and other documents filed by the company with the Securities and Exchange Commission, which are also available at hanover.com under “Investors – Financials.”

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contacts:

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley	Emily P. Trevallion
(508) 855-2063	(508) 855-3099	(508) 855-3263
Email: olukasheva@hanover.com	Email: mibuckley@hanover.com	Email: etrevallion@hanover.com

2